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                            NONCOMPETITION AGREEMENT

         THIS AGREEMENT, made as of this 21st day of June, 1995, by and between PHILIP T. CUNNINGHAM ("Executive"), and MICRODYNE CORPORATION, a Maryland corporation (the "Company"), recites and provides:

                                    RECITALS

         A. The Company is primarily engaged in the business of developing, manufacturing, marketing, selling, distributing and servicing computer network systems and electronic systems, including telemetry and related electronic equipment and components, on a domestic and international basis; and

         B. Because the industries in which the Company operates are highly competitive, Microdyne requires the utmost in concentration, focus and discretion from its Senior Executive. The non-competition agreement entered into by the Company and its Chairman, President and Chief Executive Officer on June 21, 1991 has provided the climate for this extra focus to the point that revenues have grown fourfold in as many years, profits have increased dramatically and shareholder value has increased by over 300%. In order to foster a climate that will lead to the continuation of superior business performance, Microdyne and the above executive resolve to continue their non-competition agreement on the following terms.

         1. Term. The term of this Agreement shall be four (4) years commencing June 21, 1995.

         2.      Noncompete payment.

                 (a) In consideration of the matters set forth in Section 3, the Company shall pay Executive $200,000 per year (the "Noncompete Payment"), less deductions authorized by law, payable on the same periodic basis with respect to payment of executive salaries, commencing upon the date of this Agreement and continuing for four years from the date of this Agreement. Notwithstanding the foregoing, if Executive, at any time during the term of this Agreement, fails to comply with any of the covenants set forth in
Section 3 hereinafter, the Company shall be relieved of its obligation to make Noncompete Payments.

         3. Restrictive Covenants and Confidentiality of Customer Lists and Trade Secrets.

                 (a) (i) For the purpose of this Agreement, the term "business of the Company" shall include all business activities of Microdyne Corporation. Provided, however, that if Executive terminates his employment with the Company, the "business of the Company" shall include only those business activities in which the Company had been engaged, and those in which the Company had specific plans to engage, on or prior to the date of termination of Executive's employment. As used in this Section 3, the term "Company" shall include Microdyne Corporation and its subsidiaries.
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                          (ii)    As Chairman of the Board, President and Chief
Executive Officer, Executive has confidential information and knowledge about business policies, products, customers, procedures and methods. It is acknowledged by the parties that the Company has established a valuable and extensive trade in its products and services and has developed unique. and creative corporate organization, customer lists, management procedures, financial procedures and technologies. Executive acknowledges that in his position with the Company, he is responsible for all areas of management of the Company's affairs, and that to adequately protect the Company, it is necessary to place a broad proscription on his activities which might compete with the business of the Company.

                          (iii) By virtue of Executive's position with the
Company, Executive will become familiar with and possess information concerning the manner, methods, secrets, and confidential information pertaining to the business of the Company, and with names and lists of its customers, suppliers, financial institutions and clientele. It is acknowledged by the parties that the same has substantial value to the Company. Further, disclosure of the same would cause the Company to suffer substantial harm.

                          (iv)  In consideration of Executive's possession of
the knowledge and information above described, payment of the Noncompete Payment and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Company requires and Executive makes the covenants hereinafter set forth. Further, Executive understands and acknowledges that such covenants are required for the fair and reasonable protection of the business and goodwill of the Company and that without the restrictions on his activities imposed by the covenants the business and goodwill of the Company would suffer substantial damage.

                          (v)     Executive acknowledges that the customers
serviced by the Company are located throughout the world, that it is the Company's intention to open new business locations and that substantial efforts have been and are likely to continue to be made to that effect.

                 (b) During the term or this Agreement, executive shall not, directly or indirectly, own, manage, operate, join or control or be a director, partner or employee of, or a consultant to any business, firm, partnership, venture, corporation or entity which is conducting any business which competes with the business of the Company. The parties hereto recognize that the business of the Company is highly competitive and the activity of the Executive described in the foregoing sentence would enable the Executive to exploit the confidential information gained from the Company in such a way that the Company would suffer in transacting the kind of business where Executive would compete. Notwithstanding the covenants in this Section 3(b), Executive may acquire, solely as an investment, shares of capital stock or other equity securities of any company which are traded on any national securities exchange or are regularly quoted in the over-the-counter market, so long as Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than seven (7) percent of any class of





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capital stock of such corporation.

                 (c) Executive agrees that during the term of this Agreement, he will not, directly or indirectly on behalf of himself or on behalf of any other person, firm, partnership, venture, corporation or entity, call on any of the customers or suppliers of the Company, its affiliates, subsidiaries or successors for the purpose of soliciting and/or providing to any of said customers or suppliers the products and/or services which are similar to the products and-or services of the Company, its affiliates, subsidiaries or successors, nor will Executive in any way, directly or indirectly, for himself, or on behalf of any other person, firm, partnership, venture, or corporation, solicIt, divert or take away any customers or suppliers of the Company, its affiliates or subsidiaries, or urge such customers or suppliers to discontinue in whole or in part business with the Company.

                 (d) Executive further covenants and agrees that during the term or this Agreement, he will not disclose to any person, firm, association, partnership, entity or corporation, other than in discharge of his duties hereunder or in compliance with law, any information concerning: (1) the business operations or internal structure of the Company; (2) the customers or suppliers of the Company; (3) the financial condition of the Company; and (4) other confidential information including but not limited to trade secrets, technical data, sales figures and forecasts, marketing analyses and studies, customer and price lists, including any and all of the foregoing confidential information of any affiliates or subsidiaries of the Company.

                 (e) Executive further covenants and agrees that all inventions, improvements, processes, manufacturing methods or techniques, developments and/or discoveries (whether or not of a patentable nature) that are related to the product lines or products manufactured or distributed by the Company, its subsidiaries or affiliates, which he may conceive or make during his employment, whether solely or jointly with another or others, or during or out of the usual hours of work or at the request and upon suggestion of the Company or otherwise, shall be the sole and exclusive property of the Company, or its successors, assigns or nominees.

                 (f) Executive further acknowledges that the services to be rendered to the Company are of the unique, special and extraordinary character which would be difficult or impossible for the Company to replace; and by reason thereof, Executive hereby agrees that for violation of any of the. provisions of this section, the Company shall, in addition to any other rights and remedies available hereunder, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction restraining Executive from committing any violation of this Section.

         4. Disability; Termination of An Employment Agreement. If Executive becomes disabled as provided under Section 5 of the Employment Agreement, or if an Employment Agreement is terminated for any reason whatsoever, Executive shall continue to receive Noncompete Payments pursuant to this Agreement, provided that Executive shall continue to





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be subject to and comply with the terms of Section 3 hereinabove.

         5. Death Benefits. In the event of Executive's death during the term of this Agreement, any remaining Noncompete Payments which the deceased Executive would otherwise have been entitled to during the remaining term of this Agreement absent his death shall be paid in a lump sum to the beneficiaries whom the Executive has designated in writing, or in the absence of such designation, to the Executive's spouse, or if none, to his estate. If the amount of such payment would exceed $300,000, the Company may, at its option, make such payment in two installments, with the first to be made within thirty (30) days following Executive's death, and the second to be made on the first anniversary of Executive's death.

         6.      Miscellaneous.

                 (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successors of the Company and shall otherwise be binding upon the parties hereto, and their respective heirs, executors, administrators, successors or assigns.

                 (b) This Agreement shall be interpreted, construed, and governed according to the laws of Virginia.

                 (c) The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal, invalid or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable to the extent enforceable, shall nevertheless, be applicable law. In the event that any of the provisions of Section 3 should ever be deemed to exceed the time, geographic area, or activity limitations permitted by applicable laws, Executive and the Company agree that such provisions should be and are reformed to the maximum time, geographic area and activity limitations permitted by the applicable laws, and expressly authorize a court having jurisdiction to reform Section 3 to the maximum time, geographic area and activity limitations permitted by applicable law.

         WITNESS the following signatures.



MICRODYNE CORPORATION                   EXECUTIVE:


By:  /S/ Christopher M. Maginniss       /S/ Phillip T. Cunningham
     ------------------------------     ---------------------------
     Christopher M. Maginniss           Philip  T. Cunningham
     Executive Vice President





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